Exhibit 10.27

THIS AGREEMENT is made on 23rd February, 2007 between Critical Path BV whose principal place of business is situated at 42-47 Lower Mount Street, Dublin 2 (hereinafter referred to as “the Employer”) and Barry Twohig of 15 Carrickbrack Lawn, Sutton, Dublin 13 (hereinafter referred to as “the employee”).

IT IS AGREED that the Employer will employ the Employee and the Employee will serve the Employer as an Executive Vice President of Engineering under the following terms and conditions.

1.	Definitions and Interpretation:

In this agreement the following expressions shall have the following meanings, namely:

“Associated Company”	a Company which is a subsidiary and any other company which is for the time being a holding company of the Employer or another subsidiary of any such holding company.

“Subsidiary”	means a subsidiary for the time being of the Employer.

“The Board”	means the Board of Directors for the time being of the Employer.

“Intellectual Property”	includes letters patent, trade marks, whether registered or unregistered, registered or unregistered designs, utility models, copyrights, including design copyrights, applications for any of the foregoing, and the right to apply for them in any part of the world, discoveries, creations, inventions or improvements upon or additions to any invention, confidential information, know-how and any research effort relating to any of the above-mentioned matters.

“Incapacity”	means any illness or other like cause incapacitating the Employee from attending to his duties.

Words importing one gender include all other genders and words importing the singular include the plural and vice-versa.

The clause headings do not form part of this Agreement and shall not be taken into account in its constructions or interpretation.

2.	Employment Date:

The Employee was employed with Critical Path, Inc. (the parent company of Employer) from 13th February 1995 and therefore the employment of the Employee shall be deemed to have commenced on 13th February 1995, notwithstanding that the Employee was transferred to work for the Employer on 01 March 2006. The Employee shall be obliged, upon termination of the Contract by him, to give to the Employer 4 weeks notice in writing of his intention to terminate the Agreement.

Not withstanding the above, the Minimum Notice and Terms of Employment Act 1973 - 1991 will apply.

3.	Duties:

The Employee shall during his employment under this Agreement perform the duties which the Board through its authorised designate may from time to time properly assign to him in connection with the business of the Employer or the business of any one or more of its Associated Companies and/or Subsidiaries.

Critical Path’s normal core work rota is Monday through Thursday 09:00 to 18:00 and Friday 09:00 to 17:00 but given the seniority of the Employee’s role he will be expected to work outside these hours and no overtime will be payable.

4.	Remuneration and Benefits:

4.1   The remuneration of the Employee shall accrue from day to day and shall comprise of a fixed salary at the rate of €200,000.00 per year and an additional contribution of €16,000 (=8% of the fixed salary) per year by Critical Path to the Benefits Scheme detailed in section 4.2 below.

4.2   On your commencement date the Employee shall be eligible to participate in the following schemes:

• Company Pension Scheme • Life Assurance Scheme	• Disability Benefit scheme • Health Insurance scheme

Full details of these schemes are more particularly set out in the Employees Handbook, a copy of which can be obtained from the Company’s Human Resources Department upon request.

5.	Payment of Remuneration:

Remuneration will be by way of Direct Debit to your bank account on the last Monday of the month in arrears of the month in which the remuneration was earned. Remuneration will be reviewed at such intervals as the Employer determines. On termination of employment, a final remuneration payment will be made by cheque on the last day of employment irrespective of when the last Monday of that month occurs.

6.	Probation:

No probationary period applies to this contract.

7.	Expenses:

The Employer shall by way of reimbursement pay to the Employee all reasonable travelling and other expenses wholly exclusively and necessarily incurred by him in or about the performance of his duties under this Agreement provided that the Employee if so required by the Employer provides full and reasonable evidence of the expenditure in respect of which he claims reimbursement.

8.	This clause is intentionally left blank.

9.	Illness:

The Employee shall continue to be paid during absence due to incapacity (such payment to be inclusive of any statutory or social security benefits to which he may be entitled) for a total of up to two weeks in any one year of employment under this Agreement. Thereafter the Employee shall continue to be paid his remuneration only at the sole discretion of the Employer. If such absence shall aggregate in all 12 weeks in any 52 consecutive weeks the Employer may terminate the employment of the Employee on a date not more than 14 days after the end of the 12th week and in that event the Employer shall pay to the Employee a sum equal to eight weeks’ salary from the date of termination of his employment.

10.	Time and Attention:

During the continuance of his employment under this Agreement the Employee shall devote his whole time and attention to the business of the Employer and shall not without the prior written consent of the Board either engage in any other business or be concerned or interested in any other business of a similar nature to or in competition with that carried on by the Employer.

11.	Inventions:

The parties foresee that the Employee may make, discover or create intellectual property in the course of his duties under this Agreement and agree that in this respect the employee has a special obligation to further the interests of the Employer. If at any time during his employment under this Agreement the Employee makes or discovers or participates in the making or discovery of any intellectual property relating to or capable of being used in the business for the time being carried on by the Employer or any of its subsidiaries or associated companies full details of the intellectual property shall immediately be communicated by him to the Employer and shall be the absolute property of the Employer. At the request of the Employer the Employee shall give and supply all such information, data, drawings and assistance as may be requisite to enable the Employer to exploit the intellectual property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the intellectual property in such parts of the world as may be specified by the Employer and for vesting the same in the Employer or as it may direct. The Employee irrevocably appoints the Employer to be its attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving to the Employer, or its Nominee, the full benefit of the provisions of this Clause and in favour of any third party, a certificate in writing signed by any Director or the Secretary of the Employer, that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

12.	Confidentiality:

The Employee is aware that in the course of employment under this Agreement he will have access to and be entrusted with information in respect of the business and financing of the Employer and its dealings, transactions and affairs, and likewise in relation to its Associated Companies, all of which information is, or may be, confidential. The Employee shall not during or after the period of his employment under this Agreement divulge to any person whatever, or otherwise make use of any trade secret or any confidential information concerning the business or finances of the Employer or any such confidential information concerning any of the Associated Companies. All notes, drawings, blueprints, specifications, devices, electronic media and memoranda of any trade secrets or confidential information or any other materials containing or disclosing any such information concerning the business of the Employer or its Associated Companies or any of its suppliers, agents, distributors or customers, which shall be acquired, received or made by the Employee during the course of his employment, shall be the property of the Employer and shall be surrendered by the Employee to someone duly authorised in that behalf at the termination of his employment or at the request of the Board at any time during the course of his employment.

Employee agrees not to disclose or release to Employer or utilise for Employer any confidential or proprietary information of any third party obtained by Employee under legal obligation of nondisclosure or restricted use with such third party regarding such information, to the extent required by such obligation, and for so long as such obligation exists.

13.	General:

The obligations as set out in the two preceding paragraphs of this Agreement shall be binding upon the heirs, assigns, and personal representatives of the Employee and shall subsist for the benefit of the Employer its successors and assigns.

14.	Summary termination of employment:

The employment of the Employee may be terminated by the Employer without notice or payment in lieu of notice:

(a)	if the Employee is guilty of any gross default or misconduct in connection with or affecting the business of the Employer, or

(b)	in the event of any serious or repeated breach or non-observance by the Employee of any of the stipulations contained in this Agreement, or

(c)	is convicted of any indictable offence other than an offence which in the reasonable opinion of the Board does not affect his position as an Employee of the Company, or

(d)	commits any serious act of dishonesty or repeated acts of dishonesty.

15.	Travel

The Employee may be required to travel on the business of the Company or any of its Associated Companies and Subsidiaries.

16.	Non-Solicitation

The Employee covenants with the Employer that he will not for the period of 12 months after ceasing to be employed under this Agreement without the prior written consent of the Board in connection with the carrying on of any business similar to or in competition with the business of the Employer on his own behalf or on behalf of any person, firm, or company directly or indirectly:

(a)	seek to procure orders from or do business with any person firm or company who has at any time during the 12-month period immediately preceding such cessation of employment, done business with the Employer or any Associated Company of the Employer, or

(b)	endeavour to entice away from the Company any person who has at any time during the 12-month period immediately preceding such been employed or engaged by the Employer or any Associated Company.

17.	Miscellaneous:

This Agreement is governed by and shall be construed in accordance with the Laws of Ireland and the parties hereto submit to the exclusive jurisdiction of the Irish Courts. This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements if any relating to the employment of the Employee by the Employer (which shall be deemed to have been terminated by mutual consent).

Dated this 23rd day of February 2007

CRITICAL PATH		EMPLOYEE

Signed	/s/ Sean O’Mahony	Signed	/s/ Barry Twohig
Name	Sean O’Mahony VP, International Finance	Name	Barry Twohig

Date	23 February 2007	Date	23 February 2007